Exhibit 10.2

TERMINATION OF CHANGE IN CONTROL AGREEMENT

THIS TERMINATION OF CHANGE IN CONTROL AGREEMENT (this “Agreement”) is made and entered into effective as of the 21st day of October, 2026 by and between Modine Manufacturing Company, a Wisconsin corporation (“Modine”) and Michael B. Lucareli (the “Executive”).

WHEREAS, the Executive and Modine are parties to that certain Change in Control and Termination Agreement, dated as of May 28, 2008, as amended on June 10, 2011 (the “Change in Control Agreement,”);

WHEREAS, Modine has adopted the Modine Manufacturing Company Executive Severance Plan which provides for updated severance entitlements to participants thereunder, including Executive;

WHEREAS, Executive has agreed to terminate the Change in Control Agreement and  has been designated as a participant in the new Modine Manufacturing Company Executive Severance Plan (the “New Plan”); and

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Modine and Executive do hereby agree as follows:

1.Termination of Change in Control Agreement.  Effective immediately upon signing, the Change in Control Agreement and all obligations thereunder are hereby terminated and shall have no further force or effect.

2.Payment of Severance under the New Plan. The Executive and Modine acknowledge that severance payable to Executive under the Change in Control Agreement upon certain terminations following a Change in Control (as defined in the Change in Control Agreement) was payable to Executive in a lump sum within 60 days following the date of such a termination of employment, but not earlier than the first date on which Modine could make payment without causing an additional tax to be paid by Executive pursuant to Section 409A of the Internal Revenue Code of 1986, as amended from time to time (“Section 409A”).   Accordingly, notwithstanding anything to the contrary in the New Plan, in order to  maintain the same payment schedule, Modine and Executive hereby agree that any severance benefits payable to Executive under Section 4.2(b) and (c) of the New Plan shall be paid to Executive in a lump sum within 60 days following the date of an applicable termination of Executive’s employment, but not earlier than the first date on which Modine could make payment without causing an additional tax to be paid by Executive pursuant to Section 409A.

3.Governing Law.  This Agreement shall be construed and interpreted according to the laws of the State of Wisconsin, excluding any choice of law rules that may cause the application of the laws of another jurisdiction.

4.Binding Effect.  This Agreement shall be binding upon and enforceable by and shall inure to the benefit of the parties hereto and their respective heirs, successors, legal representatives and assigns.

5.Entire Agreement.  This Agreement contains the entire agreement between the parties regarding its subject matter and supersedes any prior understandings, agreements or representations by or between the parties, written or oral, which relate to the subject matter hereof in any way.

6.Counterparts.  This Agreement may be executed by facsimile, portable document format (.pdf) or other electronic signature pages and in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this Termination of Change in Control Agreement as of the date first above written.

MODINE:

MODINE MANUFACTURING COMPANY

By:
Name:
Title:

EXECUTIVE:

Michael B. Lucarelli